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                                                                 EXHIBIT 4(C)
Exhibit 4 (c)
The Teleglobe Inc. Global Employees Stock Savings Plan

                             Teleglobe Inc. Global
                   Employees Stock Savings Plan (the "Plan")
                    As Amended and Restated on May 12, 1999


1.   The Plan. The purpose of this Plan is to provide Eligible Employees of
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     Teleglobe Inc. ("Teleglobe") with an opportunity to become shareholders of
     Teleglobe by facilitating the purchase of its common shares and to receive additional shares as a matching contribution.

2.   Offering Period. Provided that proper paperwork is timely received,
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     Eligible Employees may join or make changes in their enrollment in the Plan quarterly, the first business day of each calendar quarter and newly hired or rehired Eligible Employees may begin participation immediately.

3.   The Shares. Shares offered through the Plan are common shares of Teleglobe
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     and are purchased on the New York Stock Exchange.

4.   Eligibility and Participation. Regular full-time employees of Teleglobe
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     Inc. and its subsidiaries ("Employer(s)") and regular part-time employees
     (those employees working 20 or more hours per week) are eligible to participate in the Plan, provided that participation is permitted by the laws of the country the employee resides in, that Teleglobe, in its sole discretion, has determined to offer the Plan in the employee's location and all regulatory requirements have been met ("Eligible Employees"). Employees residing in Canada are not eligible to participate. Employees of Employers classified as interns, participants of the Teleglobe Associates Program and employees hired for a temporary assignment of less than one year are not eligible. Employees on a temporary assignment in a country which is not their home country are not eligible, unless both their home country and the country to which they are assigned participate in the Plan. Individuals who perform services for an Employer under an agreement (which may be written, oral and/or evidenced by the Employer's payroll practices) with such individual or with any organization that provides services of such individual to an Employer, pursuant to which the individual is treated as an independent contractor or is otherwise treated as an individual ineligible for the Plan, such an individual will not be treated as an Eligible Employee, irrespective of whether he or she is treated as an employee of an Employer under common law employment principles. Eligible Employees may participate in the Plan beginning on their date of hire (and any subsequent calendar quarter) provided the required application form is received by Teleglobe, within ten (10) business days of the date of hire or no later than thirty (30) days prior to the start of any subsequent calendar quarter.
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5.   Contributions
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     5.1. Employee Contributions. Eligible Employees make contributions to the
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          Plan through after-tax payroll deductions as indicated on the enrollment form, in whole percentages of net Earnings (with no limit), during each pay period for an entire calendar quarter ("Employee contributions"). Earnings include base pay, incentives, commissions, bonuses, overtime and shift differential, if any. Earnings do not include other income such as relocation, Personal Best Fitness Reimbursement, Educational Reimbursement, Housing Allowance, life insurance imputed income amounts or compensation related to the exercise of stock options. Employee contributions begin with the first pay period following hire in the case of a newly hired or a rehired Eligible Employee, or with the first pay period of a calendar quarter for other Eligible Employees. An Eligible Employee who elects to make contributions in the Plan is referred to as a "Participant."

     5.2. Change to Contribution Rate. A Participant may change his or her rate
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          of contribution quarterly, provided that Teleglobe, receives the completed paperwork no later than thirty (30) days prior to the start of a calendar quarter. Changes are effective with the first payroll period of the calendar quarter following timely receipt of the paperwork.

     5.3. Retroactive Contributions. An Eligible Employee may not make
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          retroactive contributions to the Plan.

     5.4. Lump Sum Payments. An Eligible Employee may not make lump sum
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          contributions to the Plan.

     5.5. Contributions While On Authorized Leave. An Eligible Employee may
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          contribute to the Plan while on authorized leave of absence as follows:

           (A) During authorized leave with pay, employee may continue payroll deductions as if employee was not on a leave of absence.

           (B) During an authorized leave without pay, employee may continue to contribute provided that an election to continue is made prior to the beginning of the authorized leave in accordance with Plan's policy. Amounts eligible for contributions are based on the employee's base salary in effect on the day prior to the start of the authorized leave. Employees must send contribution checks to Teleglobe in accordance with its then current administrative procedures. If employee elects not to participate during the authorized leave, contributions will resume with the first payroll period following the employee's return to active employment.

     5.6. Employer Payments to Trustee. The Employer will remit Participants'
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          contributions to General Trust of Canada or any other trustee appointed from time to time by
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          Teleglobe ("Trustee"), as soon as possible, immediately prior to, or after each pay check date.

     5.7. Dividends. Any dividends received on shares held under the Plan are
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          retained in the Plan and used to purchase additional shares on the next purchase date following allocation of dividends. However, dividends are not considered contributions and will not be matched (see Section 5.8 below for details on matching contributions).

     5.8. Employer Matching Contributions. On each pay date, the Employer will
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          contribute an amount (in cash or in stock) equal to fifty percent
          (50%) of the Participant's first six percent (6%) of contributions. Matching contributions will not exceed three percent (3%) of Participant's Earnings.

6.   Allocation and Vesting to Participants.
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     6.1. Trust Fund. All Employee and matching contributions, together with any
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          dividends, will constitute the trust fund. The trust fund is held, invested, managed and administered pursuant to the terms of the trust agreements entered into between Teleglobe and the Trustee.

     6.2. Credits to Participant's Accounts. The Trustee immediately credits
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          Participant accounts with Employee contributions and matching contributions. All contributions vest immediately. The Trustee will allocate any dividends to Participants within thirty (30) days of Trustee's receipt of the dividends.

     6.3. Dividends. Any dividends are reinvested in accordance with Section
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          5.7.

7.   Withdrawal of Shares from the Plan.
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     7.1. Withdrawal without Penalty. A Participant may withdraw, without
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          penalty, all of the shares purchased with Employee contributions and any shares purchased with matching contributions that have been allocated to the Participant for at least twelve (12) months as of January1st, provided a completed form is received by Teleglobe at least thirty (30) days prior to January 1st of any calendar year. The shares that the Participant wishes to withdraw will be delivered to the Participant by the following February 15th. A withdrawal of shares under this Section 7.1 will not result in suspension from the Plan.

     7.2. Withdrawal with Penalty. A Participant may withdraw, with penalty,
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          some or all of the shares purchased with Employee contributions and some or all of the shares purchased with matching contributions, provided that the shares purchased with matching contributions have been allocated to the Participant for at least 12 months as of the preceding January 1st, and provided Teleglobe receives the request at least thirty (30) days prior to the start of the quarter in which the withdrawal will be made. A
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          withdrawal of shares under this subsection will not result in suspension from the Plan. However, matching contributions will not be made for one (1) year after the withdrawal was made.

     7.3. Withdrawal with Suspension - "Opting Out". A Participant may withdraw
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          all of the shares and cash (if any) in his or her account without regard to how long the shares have been in the Plan. However, this action will suspend Participant's participation in the Plan for one
          (1) year following the end of the calendar quarter in which the Participant's last contribution was made.

     7.4. Withdrawal on Termination of Employment, Retirement or Death. The
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          total cash and share balance in the Participant's account will be distributed to the Participant, or in the case of his or her death, to his or her estate or designated beneficiaries, no later than ninety
          (90) days after the close of the offering period after the first of the following events:

               (A)  the Participant's death;

               (B)  the Participant's retirement from an Employer;

               (C) termination of the Participant's employment with an Employer; or

               (D)  termination of the Plan.

          Any funds not used to purchase shares will be returned to the Participant, his or her estate or beneficiaries. Participation in the Plan ends on the date of any of the events described above.

     7.5. Distributions. Distributions are made in the form of shares, with
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          fractional shares distributed in cash. The Trustee will charge a fee of US$15.00 for each distribution. The Trustee and Teleglobe may agree to change the fee from time to time. The fee can be paid by remitting a check or by requesting that the Trustee liquidate a share, or shares, of stock to cover the fee.

8.   Investments.
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     8.1. Investment of Shares. Contributions to the Plan and any dividends will
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          be invested in Teleglobe common shares, including any fractional share amounts.

     8.2. Investment by Trustee. All contributions and any dividends will be
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          invested by the Trustee as soon as possible within a reasonable period of time following receipt. The Trustee will purchase shares on the New York Stock Exchange in an amount equal to the total contributions made by all Participants. When purchasing shares for the trust, the Trustee may, at its discretion, limit the daily volume of trades if the
          Trustee deems
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          it to be in the Participants' best interest. If the Trustee deems it necessary to purchase shares for the Plan through multiple trades, the price of the shares will be averaged among all of the trades in order to allocate shares to Participants' accounts.

9.   Statements of Account. Account statements will be sent quarterly to each
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     Participant.

10.  Assignment of Interest. Except for transfers by will or under laws of
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     descent and distribution, no employee may sell, assign, transfer, pledge or otherwise dispose of or encumber his or her right to participate in the Plan or shares accumulated. The Plan will not be liable for or subject to the debts, contracts or liabilities of any employee.

11.  Amendment or Termination of Plan. Teleglobe reserves the right to amend or
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     terminate the Plan, in whole or in part, at any time or from time to time at its sole discretion. No amendment to the Plan will reduce a Participant's account balance.

12.  Tax Effects of Plan Participation. Matching contributions made to a
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     Participant will be treated as taxable compensation in the year contributed to the Plan for income tax purposes. This amount will be added to Participant's annual federal and state income statement and withholding tax deductions will be taken as required by federal, state and local law. An Employer is entitled to a tax deduction for the expense of making the matching contributions to Participants.

13.  Employment Status. The Plan does not confer upon an employee any right with
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     respect to continuance of employment by an Employer or by any subsidiary of an Employer, nor does it alter an employee's status as an employee-at-will of an Employer or any of its subsidiaries. This means that either an employee or an Employer may terminate an employee's employment at any time for any reason or no reason.

14.  ERISA. The Plan is not subject to any of the provisions of the Employment
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     Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

15.  Address Changes. Participants are responsible to notify the Trustee of any
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     changes to their name or address. All such notices should be directed to the Trustee.

16.  Number of Shares Offered. The maximum number of common shares of Teleglobe
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     that may be purchased under the Plan is 2,313,494. Such shares are previously issued shares of Teleglobe.

17.  Administration of the Plan. The Plan will be administered by the Human
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     Resources Committee of Teleglobe's board of directors (the "Committee").
     The Committee may prescribe rules and regulations for the Plan, interpret and construe all questions arising under the Plan.
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18.  Reorganization. In the event of a reorganization, recapitalization, stock
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     split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other change in the structure of Teleglobe's common shares, Teleglobe's board of directors or the Committee may make such adjustments, if any, as it may deem appropriate, in the number, kind and price of shares available for purchase under the Plan.

19.  Governing Law. All rights and obligations under the Plan will be construed
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     and interpreted in accordance with the laws of the Commonwealth of
     Virginia, without giving effect to principles of conflict of laws.